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                                                                    EXHIBIT 99.1


[ILLINOIS SUPERCONDUCTOR CORPORATION LOGO]  NEWS RELEASE

FOR IMMEDIATE RELEASE                       CONTACT:   MAUREEN MURNANE
                                            PHONE:     847-391-9426
                                            INTERNET:  www.ir@ilsc.com

                         ILLINOIS SUPERCONDUCTOR REPORTS
                       FISCAL 2000 SECOND QUARTER RESULTS

                  Mt. Prospect, IL (August 11, 2000) -- Illinois Superconductor Corporation (OTC: ISCO.OB), a leading supplier of superconducting radio frequency (RF) products for the wireless telecommunications industry, today reported financial results for the second quarter of 2000.

         The Company reported net revenues of $14,800 for the quarter ending June 30, 2000 versus net revenues of $317,159 for the same period in 1999. Net revenues for the first six months of 2000 were $187,163 versus $829,059 for the same six-month period in 1999. All revenues resulted from commercial product sales and not from government research contracts.

         The operating loss for the second quarter 2000 was $2,746,213, versus $2,242,061 for the second quarter of 1999. The increased operating loss reflects the decrease in net revenue and an increase in research and development costs and general and administrative costs during the quarter. The increase in research and development costs is mainly related to prototype development for the 3G market in Asia. The increase in general and administrative costs largely reflects costs associated with the acquisition of Spectral Solutions, Inc. and the recently completed proxy solicitation.

         Net loss for the second quarter of 2000 was $3,781,954 compared to a net loss in the same period in 1999 of $2,424,014. The increased net loss is reflective of the increased operating loss as explained previously and an increase in non-cash interest expense related to the senior convertible note financing secured in the first quarter of 2000 and fourth quarter of 1999. The non-cash interest expense increased from $228,450 in the second quarter 1999 to $1,083,752 in the second quarter 2000.

         The net losses, excluding non-cash interest expense and extraordinary items, for the second quarter 2000 and the first six months of 2000 were $2,698,202 and $4,700,252, respectively. For the same periods in 1999, the net losses, excluding non-cash interest expense and extraordinary items, were $2,195,564 and $4,347,777, respectively.

         Net loss on a per share basis improved from $0.19 to $0.12 for the second quarter comparative periods 1999 and 2000. Loss on a per share basis for the first six months of 2000 improved to $0.23 from $0.38 for the same period in 1999. The weighted-average number of shares outstanding increased from 12,594,105 to 27,585,386 for the six months ending June 30,




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1999 and June 30, 2000, respectively. The increase in shares outstanding is as a result of conversion of notes and exercise of warrants and options.

         Dr. George Calhoun, Chief Executive Officer of Illinois Superconductor Corporation, said: "We are clearly not in a position yet to boast about our revenue numbers, and I don't want to sidestep this point. Our shareholders should understand that we understand that sales success is a crucial part of our turnaround process. We have taken quite a few steps in recent months to get ourselves in position to re-start the domestic sales effort, and now that we have completed the SSI transaction I think we are in a position to do so. I believe that we have by far the strongest product offerings in our industry. We have the only tower-top receiver front-end product, and we are the only ones who can offer the fail-safe architecture embodied in our ATP technology, which can operate even in the event of a power failure and loss of cooling. We have the best filter performance in the industry, and we have the products with the smallest size configuration. We are the only company with thin film and thick film HTS products. But even good products don't sell themselves, and our next task is to build a top-quality sales & marketing team, which we are doing. I expect to show results and I expect that we will return to our traditional position as the market leader as this industry really takes off."

Illinois Superconductor Corporation is a leader in the commercialization of high temperature superconducting technology for the wireless telecommunications industry. The Company develops, manufactures and markets radio frequency (RF) products to enhance the quality and capacity of cellular telephone, personal communications services and other wireless telecommunications services. More information about Illinois Superconductor Corporation is available on the Company's internet web site at http://www.ilsc.com.

Statements contained in this news release that are not historical facts are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties, and contingencies, which could cause the Company's actual results, performance or achievements for 2000 and beyond to differ materially from those expressed in, or implied by, such statements. These important factors include, without limitation, the ability to integrate SSI's and ISC's businesses; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; the degree to which the Company is leveraged and restrictions imposed on the Company under its existing debt instruments which may adversely affect the Company's ability to finance its future operations; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the adverse effects on liquidity of the Company's common stock because of its de-listing from the NASDAQ National Market in June 1999; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999. The Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.



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                       ILLINOIS SUPERCONDUCTOR CORPORATION

                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                               THREE MONTHS ENDED JUNE 30,          SIX MONTHS ENDED JUNE 30,
                                                 2000              1999              2000              1999
                                             ------------      ------------      ------------      ------------

Net sales                                    $     14,800      $    317,159      $    187,163      $    829,059

Costs and expenses:
   Cost of sales                                  330,162           946,550           979,245         1,955,576
   Research and development                       713,793           440,057         1,020,121           961,620
   Selling and marketing                          215,279           447,257           399,804           903,772
   General and administrative                   1,501,779           725,356         2,567,009         1,433,875
                                             ------------      ------------      ------------      ------------
Total costs and expenses                        2,761,013         2,559,220         4,966,179         5,254,843
                                             ------------      ------------      ------------      ------------
Operating  loss                                (2,746,213)       (2,242,061)       (4,779,016)       (4,425,784)

Other income (expense):
   Interest income                                 67,487            48,690            91,867            87,046
   Non-cash interest expense on Senior
     Convertible Notes                         (1,083,752)         (228,450)       (1,484,632)         (351,021)
   Other interest expense                         (15,559)           (2,193)          (17,143)           (9,039)
   Other income (expense), net                     (3,917)             --               4,040              --
                                             ------------      ------------      ------------      ------------
                                               (1,035,741)         (181,953)       (1,405,868)         (273,014)
                                             ------------      ------------      ------------      ------------
Loss before extraordinary item                 (3,781,954)       (2,424,014)       (6,184,884)       (4,698,798)
Extraordinary item - debt extinguishment
                                                     --                --             (28,297)          (73,000)
                                             ------------      ------------      ------------      ------------
Net loss                                     $ (3,781,954)     $ (2,424,014)     $ (6,213,181)     $ (4,771,798)
                                             ============      ============      ============      ============

Basic and diluted loss per share before
   extraordinary item                        $      (0.12)     $      (0.19)     $      (0.23)     $      (0.37)
Extraordinary item - debt extinguishment
                                                     --                --                --               (0.01)
                                             ------------      ------------      ------------      ------------
Basic and diluted loss per share             $      (0.12)     $      (0.19)     $      (0.23)     $      (0.38)
                                             ============      ============      ============      ============

Weighted average number of common shares
   outstanding                                 30,560,776        12,630,461        27,585,386        12,594,105
                                             ============      ============      ============      ============